Ex. 99.1

SILVERLEAF RESORTS, INC.
1221 River Bend Drive, Suite 120
Dallas, Texas 75247
(214) 631-1166

Contact:	Thomas J. Morris
Senior Vice President -
Capital Markets
214-631-1166

SILVERLEAF RESORTS, INC. ANNOUNCES PLANS FOR ITS FIRST NEW SHOWROOM-STYLE,
OFF-SITE SALES OFFICE

DALLAS, TEXAS. (December 13, 2005) --- Silverleaf Resorts, Inc. (AMEX: SVL) today announced that it plans to open the Company’s first showroom-style, off-site sales office. The showroom, which will be centrally located in the Dallas/Fort Worth Metroplex in Irving, Texas, is expected to open during March 2006.

The sales showroom, which will be operated as “Silverleaf Vacation Store”, will offer potential customers an interactive experience of Silverleaf’s resorts, including a photo gallery and video displays for each of Silverleaf’s 13 current resorts. The 16,500 square-foot showroom will cost approximately $1.2 million to construct and will employ approximately 30 to 40 on-site sales personnel. Following the initial start-up period, Silverleaf believes this new showroom can generate between $10 million to $12 million in annual sales to new members.

Sharon K. Brayfield, President, commented, “introducing a prototype vacation showroom in the Dallas/Fort Worth metropolitan market within driving distance of several of our resorts is a core part of our strategic growth plan for 2006. The Dallas/Fort Worth Metroplex, with a population of over 5 million, provides us with a significant sales opportunity by enabling potential customers to experience the quality and service of our resorts in their own community. The new owners who purchase at these showrooms will also feed our profitable upgrade and second week sales programs.” Ms. Brayfield added that, “if the company is satisfied with the initial operational results of this concept, we will be looking for opportunities to introduce it in our other markets.”

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates 13 timeshare resorts in various stages of development. Silverleaf Resorts offer a wide array of country club-like amenities, such as golf, swimming, horseback riding, boating, and many organized activities for children and adults.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Cautionary Statements” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2004 Annual Report on Form 10-K (pages 19 through 27 thereof) filed on March 25, 2005.